Exhibit 99.2
NEWS RELEASE
Contact: Marty Ordman
Phone: (818) 874-4834
DOLE FOOD COMPANY, INC. ANNOUNCES DATE OF ANNUAL MEETING
OF STOCKHOLDERS AND RECORD DATE
WESTLAKE VILLAGE, California — February 26, 2010
Dole Food Company, Inc. today announced that its Board of Directors has set the Company’s annual meeting of stockholders for May 6, 2010, at 11:00 a.m., Pacific Time, at the Company’s World Headquarters, One Dole Drive, Westlake Village, California 91362, and has set March 25, 2010 as the record date for those eligible to receive notice of and to vote at such meeting.
Dole, with 2009 net revenues of $6.8 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables, and is the leading producer of organic bananas. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.